Exhibit 99.1

Mistras Group Announces Results for First Quarter FY’15

MISTRAS Group, Inc. October 7, 2014 4:01 PM

PRINCETON JUNCTION, N.J., October 7, 2014 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for its first quarter of fiscal year 2015, which ended August 31, 2014.

During the first quarter of fiscal year 2015, the Company’s revenues increased 23% over the prior year’s first quarter, reaching $166.6 million. Net income for the first quarter was $1.7 million, or $0.06 per diluted share, compared with the prior year first quarter’s net income of $5.6 million and $0.19 per diluted share. Excluding acquisition-related items, net income in the first quarter of fiscal year 2015 was $1.1 million or $0.04 per diluted share, compared with the prior year first quarter’s net income of $4.3 million and $0.14 per diluted share. Adjusted EBITDA was $13.1 million in the first quarter of fiscal year 2015, compared with $15.8 million in the prior year’s first quarter.

The Company achieved robust year-on-year revenue growth in excess of 20% for the second consecutive quarter. Revenue growth from both acquisitions (+13%) and organic sources (+9%) continued to be strong. Nearly all of this growth occurred in the Company’s Services segment, which experienced year-on-year growth of over 27%.

The Company’s gross profit margins declined to 25.2% from the prior year’s 28.9%. As with the Company’s revenue growth, this change was also driven primarily by the Services segment, which saw gross profit margins decline by 350 basis points from the prior year’s 27.9%. Primary factors causing this decline from a relatively tough gross margin comparison to the prior year first quarter included the Company’s continued investment to develop and grow its business in the Canadian oil sands region, a market-driven increase in U.S. labor costs which preceded customer pricing actions, and an adverse sales mix in both the U.S. and in some international countries.

Key Financial Metrics:

Revenues

•                  Revenues for the first quarter of fiscal 2015 increased 23% over prior year. Organic revenue growth was 9%.

•                  Services segment revenue for the first quarter of fiscal 2015 increased 27% over prior year, consisting of 10% organic growth and 17% from acquisitions.

•                  International segment revenue for the first quarter of fiscal 2015 increased 6% over prior year, driven primarily by movements in foreign exchange.

•                  The Products and Systems segment for the first quarter of fiscal 2015 were in line with prior year levels.

Gross Profit

•                  Gross Profit for the first quarter of fiscal 2015 grew by 7% over prior year;

•                  Gross margin for the first quarter of fiscal year 2015 was 25.2% of revenues vs. 28.9% in the prior year.

Operating Cash Flow

•                  The Company’s operating cash flow was $14.5 million for the first quarter of fiscal year 2015.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, “We are encouraged by our continued strong revenue growth in our Services segment, a very positive reflection of the health of our industry now and for the foreseeable future. Our organic growth was driven by year-over-year growth in Alaska and by increased inspection requirements at several new and existing customers. Our reduced profit margins compared with prior year reflected the impact of important choices we made to continue to invest, establish and expand our capabilities to serve the Canadian oil sands region, and to maintain service levels and business terms with key customers despite rising labor costs. We are working with our customers to adjust pricing to reflect market conditions. At the same time we are encouraged by our ongoing business development efforts in Canada and continue to expect that we will see an improvement that will benefit our second half results.”

Dr. Vahaviolos continued, “We are delighted with our acquisition of NACHER Corporation, a leading provider of comprehensive turnkey maintenance and inspection services that introduces Mistras Group to the vast offshore market. With the addition of NACHER, we are now in the unique position of extending to our integrated energy customers, the benefits of a single source solutions provider for their downstream, midstream and now upstream operations.”

Outlook and Guidance for Fiscal 2015

The Company expects that NACHER will add approximately $25 million to its revenues during fiscal year 2015, which increases total revenues expected for fiscal year 2015 to a range of from $705 million to $730 million, representing growth of 13% to 17% over prior year.

The Company is maintaining its expected range of Adjusted EBITDA of $78 million to $84 million, representing an increase of from 11% to 20%, with most of the increase occurring in the second half of its fiscal year. The Company expects that the EBITDA generated by the NACHER acquisition will offset the shortfall experienced in the first quarter.

Conference Call

In connection with this release, Mistras will hold a conference call on Wednesday, October 8, 2014 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-877-415-3179 and use confirmation code 85011578 when prompted. The International dial-in number is 1-857-244-7322.

About Mistras Group, Inc.

Mistras is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with asset life extension, improved productivity and profitability, compliance with government safety and environmental regulations, and enhanced risk management operational decisions.

Mistras uniquely combines its industry-leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; destructive testing (DT) services; process and fixed asset engineering and consulting services; and its world class enterprise inspection data management and analysis software (PCMS™) to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for fiscal year 2014 filed with the Securities and Exchange Commission on August 8, 2014, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. (“US GAAP”). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “EBITDA”, “Segment and Total Company Income from

Operations before Acquisition-Related Expense (Benefit), net”, “Net Income Excluding Acquisition-related Items” and “Diluted EPS Excluding Acquisition-related Items,” reconciling these measurements to financial measurements under US GAAP. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business.

Mistras Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited)
	August 31, 2014	May 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$12,496	$10,020
Accounts receivable, net	142,643	137,824
Inventories	11,537	11,376
Deferred income taxes	3,844	3,283
Prepaid expenses and other current assets	13,126	12,626
Total current assets	183,646	175,129
Property, plant and equipment, net	85,322	77,811
Intangible assets, net	68,606	57,875
Goodwill	170,887	130,516
Deferred income taxes	1,324	1,344
Other assets	1,469	1,297
Total assets	$511,254	$443,972

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$14,852	$14,978
Accrued expenses and other current liabilities	56,059	54,650
Current portion of long-term debt	22,536	8,058
Current portion of capital lease obligations	7,120	7,251
Income taxes payable	1,588	1,854
Total current liabilities	102,155	86,791
Long-term debt, net of current portion	113,571	68,590
Obligations under capital leases, net of current portion	13,550	13,664
Deferred income taxes	22,306	15,521
Other long-term liabilities	16,148	17,014
Total liabilities	267,730	201,580

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	286	284
Additional paid-in capital	203,195	201,831
Retained earnings	43,166	41,500
Accumulated other comprehensive loss	(3,416)	(1,511)
Total Mistras Group, Inc. stockholders’ equity	243,231	242,104
Noncontrolling interests	293	288
Total equity	243,524	242,392
Total liabilities and equity	$511,254	$443,972

Mistras Group, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three months ended August 31,
	2014	2013
Revenues:
Services	$159,309	$128,342
Products and systems	7,264	7,496
Total revenues	166,573	135,838
Cost of revenues:
Cost of services	116,254	88,624
Cost of products and systems sold	3,468	3,629
Depreciation related to services	4,582	4,050
Depreciation related to products and systems	275	258
Total cost of revenues	124,579	96,561
Gross profit	41,994	39,277

Selling, general and administrative expenses	35,220	28,699
Research and engineering	649	643
Depreciation and amortization	3,422	2,457
Acquisition-related expense, net	(961)	(2,097)
Income from operations	3,664	9,575
Interest expense	905	745
Income before provision for income taxes	2,759	8,830
Provision for income taxes	1,088	3,195
Net income	1,671	5,635
Less: net income attributable to noncontrolling interests, net of taxes	(5)	6
Net income attributable to Mistras Group, Inc.	$1,666	$5,641
Earnings per common share
Basic	$0.06	$0.20
Diluted	$0.06	$0.19
Weighted average common shares outstanding:
Basic	28,477	28,241
Diluted	29,552	29,109

Mistras Group, Inc. and Subsidiaries

Unaudited Operating Data by Segment

(in thousands)

	Three months ended August 31,
	2014	2013
Revenues
Services	$121,932	$95,810
International	40,038	37,759
Products and Systems	6,567	6,585
Corporate and eliminations	(1,964)	(4,316)
	$166,573	$135,838

	Three months ended August 31,
	2014	2013
Gross profit
Services	$29,771	$26,747
International	9,468	10,120
Products and Systems	2,664	2,384
Corporate and eliminations	91	26
	$41,994	$39,277

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to

Segment and Total Company Income (Loss) from Operations (GAAP)

(in thousands)

	Three months ended August 31,
	2014	2013
Services:
Income from operations before acquisition-related expense, net (non-GAAP)	$9,141	$11,015
Acquisition-related expense, net	261	169
Income from operations (GAAP)	8,880	10,846

International:
Income from operations before acquisition-related expense (benefit), net (non-GAAP)	$(588)	$1,345
Acquisition-related expense (benefit), net	111	(470)
(Loss) Income from operations (GAAP)	(699)	1,815

Products and Systems:
Income from operations before acquisition-related (benefit) net (non-GAAP)	$(433)	$(425)
Acquisition-related (benefit), net	—	(1,016)
(Loss) Income from operations (GAAP)	(433)	591

Corporate and Eliminations:
Income from operations before acquisition-related (benefit), net (non-GAAP)	$(5,417)	$(4,457)
Acquisition-related (benefit) net	(1,333)	(780)
(Loss) from operations (GAAP)	(4,084)	(3,677)

Total Company
Income from operations before acquisition-related (benefit) net (non-GAAP)	$2,703	$7,478
Acquisition-related (benefit), net	(961)	(2,097)
Income from operations (GAAP)	3,664	9,575

Mistras Group, Inc. and Subsidiaries

Unaudited Summary of Net Cash Flows

(in thousands)

	Three months ended August 31,
	2014	2013
Net cash provided by (used in):
Operating Activities	$14,515	$11,538
Investing Activities	(40,645)	(2,516)
Financing Activities	30,489	(10,069)
Effect of exchange rate changes on cash	(1,883)	178
Net change in cash and cash equivalents	$2,476	$(869)

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of
Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended August 31,
	2014	2013

Net Income	$1,671	$5,635
Less: net income attributable to noncontrolling interests, net of taxes	(5)	6
Net income attributable to Mistras Group, Inc.	$1,666	$5,641
Interest expense	905	745
Provision for income taxes	1,088	3,195
Depreciation and amortization	8,279	6,765
EBITDA	$11,938	$16,346
Share-based compensation expense	2,167	1,544
Acquisition-related expense, net	(961)	(2,097)
Adjusted EBITDA	$13,144	$15,793

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

 Net Income (GAAP) and Diluted Earnings Per Share (GAAP) to

Net Income Excluding Acquisition-related Items (non-GAAP) and Diluted EPS Excluding Acquisition-related Items (non-GAAP)

(in thousands except per share data)

	Three months ended August 31,
	2014	2013

Net income (GAAP)	$1,671	$5,635
Acquisition-related (benefit), net of tax	(611)	(1,373)
Net Income Excluding Acquisition-related Items (non-GAAP)	$1,060	$4,262

Diluted earnings per common share (GAAP)	$0.06	$0.19
Acquisition-related (benefit), net	(0.02)	$(0.05)
Diluted EPS Excluding Acquisition-related Items (non-GAAP)	$0.04	$0.14

Note: Acquisition-related (benefit), net of tax, includes income tax expense of $350 thousand and $724 thousand for the three months ended August 31, 2014 and 2013. The aforementioned tax expenses are reflective of non-deductible and non-taxable tax differences related to acquisitions of common stock.